  EXHIBIT 4.1

Execution Version

NEITHER THIS SECURITY NOR, EXCEPT AS EXPRESSLY REQUIRED HEREIN, ANY SECURITY INTO WHICH AMOUNTS EVIDENCED BY THIS SECURITY ARE CONVERTIBLE, HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF AMOUNTS EVIDENCED BY THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Dated as of: April 26, 2024	Purchase Price:	$1,000,000
Maturity Date: April 26, 2026	Original Issue Discount:	$250,000
Interest Rate: 12.0%	Original Principal Amount:	$1,250,000

SINGLEPOINT INC.

12% ORIGINAL ISSUE DISCOUNT CONVERTIBLE PROMISSORY NOTE

THIS 12% ORIGINAL ISSUE DISCOUNT CONVERTIBLE PROMISSORY NOTE is one of a series of duly authorized and validly issued Notes of SinglePoint Inc., a Nevada corporation (the “Company”), designated as its 12% Convertible Promissory Note due April 26, 2026 (this “Note” and, collectively with the other notes of such series, the “Notes”), issued under the Purchase Agreement (as defined below).

FOR VALUE RECEIVED, the Company promises to pay to Target Capital 10 LLC or its registered assigns (the “Holder” and, collectively with the holders of the other Notes, the “Holders”) the original principal amount of $1,250,000 (the “Original Principal Amount”), as such Original Principal Amount may hereafter be increased by any PIK Interest Amount (as defined below), and reduced by any repayment thereof required hereunder, any prepayment thereof permitted hereunder, and/or any conversion thereof permitted hereunder, on April 26, 2026 (the “Maturity Date”), or such earlier date on which the maturity of the then aggregate unconverted and outstanding principal amount of this Note is accelerated pursuant to the terms hereof, and to pay interest on such outstanding principal amount to the Holder in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note: (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement, and (b) the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 5(a).

“Arizona Courts” shall have the meaning set forth in Section 8(d).

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“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Significant Subsidiary thereof admits in writing that it is generally unable to pay its debts as they become due, (h) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(c).

“Change of Control Transaction” means the occurrence after the date hereof of any of: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion of the Notes), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company (and all of its Subsidiaries, taken as a whole) sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Conversion” means the payment of any Conversion Amount by delivery to the Holder of Conversion Shares in full satisfaction of such Conversion Amount pursuant to Section 4. “Convert” shall have the correlative meaning.

“Conversion Amount” means, with respect to any Conversion of any Outstanding Amount or all Outstanding Amounts on any Conversion Date, the aggregate such Outstanding Amount to be so Converted on such date.

“Conversion Date” as applicable, (a) with respect to all or any portion of any principal and/or interest due hereunder on any Payment Date (or the date of any prepayment of the Outstanding Amounts) that the Company has elected to pay by Converting such amount to Conversion Shares, the earlier of (i) the date specified by the Holder by written notice to the Company also specifying the portion of such amount to be so paid on such date and (ii) if no such notice is received with respect to all or a portion of such amount, the date that is 90 days following such Payment Date, and (b) with respect all or any portion of the Outstanding Amounts due to the Holder hereunder and the Outstanding Amounts (as defined under the other Notes) that the Majority Holders haves elected to Convert by delivery of a notice pursuant to Section 4(a), the date specified in such notice.

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“Conversion Price” means: (a) if no Event of Default has occurred and is continuing, the product of (i) the VWAP Price multiplied by (ii) the Discount, and (b) if an Event of Default has occurred and is continuing, the Default Conversion Price.

“Conversion Shares” means a number of shares of Common Stock equal to the quotient (rounded down to the nearest whole share) obtained by dividing (a) the applicable Conversion Amount being Converted on the applicable Conversion Date by (b) the Conversion Price for such Conversion Date. A registration statement registering the resale of Conversion Shares shall be in effect as provided in Section 4(b)(v).

“Default Conversion Price” means the product of (a) the lowest traded price of the Common Stock on the Trading Market in the five Trading Day period immediately prior to the applicable Conversion Date and (b) 0.40.

“Discount” means 0.90 (representing a discount of ten percent (10%)).

“Event of Default” shall have the meaning set forth in Section 7(a).

“Fundamental Transaction” shall have the meaning set forth in Section 5(a).

“Indebtedness” means any liabilities of the Company or any Subsidiary for borrowed money and all guaranties made by the Company or any Subsidiary of borrowed money owed by others.

“Mandatory Default Amount” means as of any date the sum of (a) 120% of the unconverted outstanding principal amount of this Note, plus (b) the then accrued and unpaid interest on the unconverted outstanding principal amount of this Note, plus (c) any other amounts then due and payable to the Holder under the terms of this Note.

“Note Register” shall have the meaning set forth in Section 2(f).

“Original Issue Date” means the date of the first issuance of the Notes, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence the Notes.

“Outstanding Amounts” means, as of any date, the unconverted principal balance then outstanding under this Note, all accrued and unpaid interest thereon pursuant to the terms hereof and all other amounts then due to the Holder hereunder.

“Permitted Indebtedness” means: (a) the Indebtedness evidenced by the Notes, Indebtedness incurred by the Company and the Subsidiaries to finance the payment of any obligation of the Company under the Purchase Agreement and any refinancings of any such Indebtedness, (b) Indebtedness of up to an aggregate of $200,000, inclusive of any interest, fees, penalties or other amounts due or payable thereunder, and (c) a traditional working capital line in an aggregate amount not to exceed $1,500,000.00 provided to The Boston Solar Company LLC, by a national banking association or other traditional commercial lender on terms that are commercially reasonable solely for working capital purposes of such subsidiary of the Company, including to fund distributions to the Company.

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“Prepayment Amount” means an aggregate amount on any date this Note is prepaid in full prior to the Maturity Date equal to the sum of (i) the then unconverted outstanding principal amount of this Note, plus (ii) any then accrued and unpaid interest hereon, plus (iii) any other then unpaid amount due to the Holder in respect of this Note.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of April 26, 2024, among the Company and the original Holder, as amended, modified, or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(b)(ii).

“Successor Entity” shall have the meaning set forth in Section 5(a).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for the Trading Day immediately prior to such date (or the nearest preceding date) on such Trading Market, (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the OTCQB, OTCQX or “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Majority Holders, the fees and expenses of which shall be paid by the Company.

“VWAP Price” means, as of any date, the average of the VWAP determined for each Trading Day during the five-calendar day period ending on such date.

Section 2. Interest; Repayment; and Prepayment.

a) Interest. Subject to Section 2(b) below, interest shall accrue on the unconverted outstanding principal amount of this Note at a rate equal to 12% per annum for each day during the period from the Original Issue Date until all such principal is converted or otherwise paid in full.

b) Default Interest. Pursuant to Section 7(b)(i) below, upon an Event of Default and written notice thereof from the Majority Holders (or deemed notice pursuant to Section 7(b)), interest on this Note shall instead immediately accrue at a rate equal to 15% per annum for each day in the period from the date of such notice until such Event of Default is cured.

c) Interest Payments. Accrued and unpaid interest under this Note on the last Business Day of each March, June, September and December (commencing with June 28, 2024), and on the Maturity Date (each a “Payment Date”), shall be payable on such Payment Date, at the election of the Company, (i) in cash in immediately available funds paid to the account of the Holder as contemplated by Section 2(f) below, (ii) in-kind, by adding an amount equal to such accrued and unpaid interest to the outstanding principal balance of this Note on such Business Day (each such amount, a “PIK Interest Amount”), and from and after such Payment Day interest shall accrue on the unconverted outstanding principal amount of this Note as so increased by such PIK Interest Amount; provided that accrued and unpaid interest on the Maturity Date may not be paid in-kind, and/or (iii) if such Payment Date is more than six months following the date of the issuance of the initial Note, in Conversion Shares issued to the Holder pursuant to a Conversion of such amount.

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d) Repayment. The unconverted outstanding principal balance of this Note shall repaid (i) in five (5) installments of $220,000 on each Payment Date (commencing with the Payment Date on December 31, 2024) and (ii) the then remaining such balance, on the Maturity Date, in each case, payable on such Payment Date, at the election of the Company, (A) in cash in immediately available funds paid to the account of the Holder as contemplated by Section 2(f) below, and/or (B) in Conversion Shares issued to the Holder pursuant to a Conversion of such amount.

e) Prepayment. The Company shall have the option to prepay this Note in full satisfaction of the Company’s obligations hereunder on any date after the Original Issue Date and prior to the Maturity Date by payment to the Holder of an amount equal to (i) if prior to the first anniversary of the Original Issue Date, 112% of the Prepayment Amount and (ii) thereafter, the Prepayment Amount, in each case, payable, at the election of the Company on such date, (A) in cash in immediately available funds paid to the account of the Holder as contemplated by Section 2(f) below, and/or (B) with the prior written consent of the Holder (subject to Section 4(c) and otherwise, such consent not to be unreasonably withheld), in Conversion Shares issued to the Holder pursuant to a Conversion of such amount.

f) Note Register. Such interest and principal payments hereunder will be paid to the account of, or otherwise to, the Holder in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

g) Manner of Payment. On or prior to each Payment Date or the date of any prepayment pursuant to Section 2(e), unless all payments to be made to the Holder hereunder on such date are to paid in cash on such date, the Company shall deliver written notice to the Holder specifying the manner of such payment, whether in whole or in part by a payment in cash, by adding any PIK Interest Amount to the unconverted outstanding principal amount hereunder and/or by Converting all or any portion of the amount of such payment to Conversion Shares. If the Company has elected to pay all or any portion of the interest or principal due hereunder on any Payment Date by Converting such amount to Conversion Shares, then by one or more written notice or notices to the Company the Holder may elect the Conversion Date or the Conversion Dates for such Conversion or Conversions; provided that if a Conversion Date has not been so elected by the Holder for all or a portion of such amount prior to the 90th day following such Payment Date, then the Conversion Date for such remaining unconverted amount shall be such 90th day; and provided further that regardless of the Conversion Date so elected, no interest shall accrue on any such principal or interest amount after such Payment Date.

Section 3. Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) Investment Representations. This Note has been issued subject to certain investment representations of an original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

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Section 4. Conversion.

a) Conversion.

i. At any time that is more than six months after the date of the issuance of the initial Note, at the option of the Majority Holders, subject to Section 4(c), any or all of the then Outstanding Amounts hereunder and the Outstanding Amounts (as defined under the other Notes), shall be Convertible into Conversion Shares, on the date specified in a notice of conversion, in the form attached hereto as Exhibit A (each a “Notice of Conversion”), delivered to the Company or Company’s transfer agent by the Majority Holders; provided that each Notice of Conversion is submitted by e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Company or Company’s transfer agent before 11:59 p.m., New York, New York time on the Conversion Date specified therein.

ii. On any Payment Date (and on any date this Note is prepaid pursuant to Section 3(e)), at the option of the Company, the amount due to the Holder hereunder on such Payment Date (or such other date), including any such principal amount and any such unpaid accrued interest, may be Converted into Conversion Shares upon notice from the Company pursuant to Section 2(g).

iii. The number of Conversion Shares to be issued upon the Conversion of any applicable Conversion Amount on any Conversion Date shall be determined by dividing such Conversion Amount by the Conversion Price for such Conversion Date.

b) Mechanics of Conversion.

i. Conversion Notice. Subject to Section 4(c), any Conversion Amount under this Note may be Converted either by delivery to (A) the Company or Company’s transfer agent of a Notice of Conversion by the Holder pursuant to Section 4(a)(i) or (B) the Holder of a notice of such Conversion by the Company pursuant to Section 2(g).

ii. Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after the applicable Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder the applicable Conversion Shares.

iii. Failure to Deliver Conversion Shares. If, in the case of any Conversion pursuant to a Notice of Conversion delivered by the Holder pursuant to Section 4(a)(i), the applicable Conversion Shares are not delivered to or as directed by the Holder by the applicable Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind the Conversion, in which event the Company shall promptly return to the Holder any original Note delivered to the Company and the Holder shall promptly return to the Company the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iv. Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon any Conversion in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any set off, counter claim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person (unless the Conversion would violate any law applicable to the Company), and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.

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v. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon Conversion, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, (A) if a registration statement covering the resale of the Conversion Shares is then effective under the Securities Act, shall be registered for public resale in accordance with such registration statement or (B) otherwise, shall be eligible for resale pursuant to Rule 144, and counsel for the Company shall have delivered a legal opinion to such effect.

vi. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of any Conversion Amount under this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares. The Company shall pay all attorney fees required for the issuance of attorney legal opinions for removal of restrictive legends on Conversion Shares.

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c) Holder’s Conversion Limitations. The Company shall not Convert any Outstanding Amounts under this Note, and any conversion of any portion of the Outstanding Amounts under this Note and any portion of the Outstanding Amounts (as defined under the other Notes) by the Majority Holders shall not be effective, in each case, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of any applicable Outstanding Amount under this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon: (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes) beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 4(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(c) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company, or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(c), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(c) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

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Section 5. Certain Adjustments.

a) Fundamental Transaction. If, at any time while this Note is outstanding: (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of any Outstanding Amounts due to Holder under this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(c) on the conversion of this Note), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(c) on the conversion of this Note). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash, or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding the foregoing neither the Spin-Out Transaction nor any sale of the Company’s interests in ShieldSaver, LLC and/or Discount Indoor Garden Supplies, Inc. shall not constitute a “Fundamental Transaction” for purposes of this Note.

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b) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

c) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

d) Holder Option on Fundamental Transaction. In the alternative to Section 5(a) above, the Holder may in its sole discretion, in the event of a Fundamental Transaction and/or Change of Control of at least $10,000,000 which is not a public offering of the Company’s securities onto a national exchange, choose to have the Note repaid at 120% the principal amount due, plus accrued interest, rather than convert the Note in accordance with Section 5(a). If an Event of Default has then occurred and is continuing, the Company shall provide the Holder with at least ten (10) business days’ notice of a Fundamental Transaction or Change of Control in order for Holder to exercise its option under this Section. Notwithstanding the foregoing, Holder’s right under this Section shall not affect rights and obligations of the parties as they relate to the other Transaction Documents, excluding the Note, referenced in Section 5(a) above.

Section 6. Negative Covenants.

As long as any portion of this Note remains outstanding, unless the Majority Holders shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness;

b) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holders;

c) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (i) the Conversion Shares as permitted or required under the Transaction Documents, (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $25,000 for all officers and directors during the term of this Note, or (iii) shares of Common Stock and Common Stock Equivalents which do not vest or are otherwise forfeited, provided (in case of forfeiture) that such Common Stock and Common Stock Equivalents are not acquired for cash;

d) repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than the Notes on a pro-rata basis, other than regularly scheduled principal and interest payments as such terms are in effect as of the Original Issue Date and other than refinancings thereof that constitute Permitted Indebtedness, provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exists or occurs;

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e) pay cash dividends or distributions on any equity securities of the Company;

f) enter into any material transaction with any Affiliate of the Company, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

g) enter into any agreement with respect to any of the foregoing.

Section 7. Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of: (A) the principal amount of any Note, or (B) interest owing to a Holder on any Note, as and when the same shall become due and payable (whether on a Payment Date or by acceleration or otherwise) which default, solely in the case of an interest payment under clause (B) above, is not cured within 15 Trading Days;

ii. the Company shall fail to observe or perform any other material covenant or agreement contained in the Notes (other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (viii) below) or in any Transaction Document, which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) seven (7) Trading Days after the Company has become aware of such failure;

iii. a material default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company is obligated and which is necessary for the operation of the business of the Company (and not covered by clause (vi) below);

iv. any material representation or warranty made in this Note, any other Transaction Documents, or any certificate made or delivered to the Holder or any other Holder pursuant to the terms hereof or any other Transaction Document shall be untrue or incorrect in any material respect as of the date when made;

v. the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

vi. the Company shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $250,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, subject to the expiration of any and all applicable cure period(s) in such instrument;

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vii. the Company (and all of its Subsidiaries, taken as a whole) shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction), provided that neither the sale of the Company’s interests in ShieldSaver, LLC or Discount Indoor Garden Supplies, Inc. nor the Spin-Out Transaction shall constitute an Event Default for purposes of this Section 7(a)(vii);

viii. the Company shall fail for any reason to deliver Conversion Shares to a Holder prior to the fifth Trading Day after a Conversion Date pursuant to Section 4(b) or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Notes in accordance with the terms hereof;

ix. a final non-appealable judgment by any competent court in the United States for the payment of money in an amount of at least $250,000 is rendered against the Company, and the same remains undischarged and unpaid for a period of 45 days during which execution of such judgment is not effectively stayed;

x. the Common Stock fails to be listed or quoted for trading on any Trading Market and such failure shall continue for five (5) Trading Days; or

xi. the Company shall be in breach of its material reporting obligations under the Securities Act or the Exchange Act and such breach shall continue unremedied for forty-five (45) days following written notice thereof from the Majority Holders.

b) Remedies. If any Event of Default occurs and is continuing, at the written demand by the Majority Holders (which shall be deemed to have been delivered upon any Bankruptcy Event with respect to the Company):

(i) the interest rate on this Note shall immediately accrue at an interest rate equal to 15% per annum which shall be paid in cash monthly to Holder until the Event of Default is cured; or

(ii) the amount immediately due and payable hereunder shall be the Mandatory Default Amount.

Upon the conversion or payment in full of the outstanding principal amount of this Note, plus accrued but unpaid interest and any other amounts owing in respect thereof, the Holder shall promptly surrender this Note to or as directed by the Company. The Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.

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Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth on in the Purchase Agreement, or such other, email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or address of the Holder appearing on the books of the Company, or if no such facsimile number or email attachment or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered by email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (Pacific time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari-passu with all other Notes now or hereafter issued under the terms set forth herein and in the Purchase Agreement.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the state of Arizona, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Arizona (the “Arizona Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Arizona Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Arizona Courts, or such Arizona Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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e) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

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Section 9. Amendments; Waivers.

Any modifications, amendments or waivers of the provisions hereof shall be subject to Section 5.05 of the Purchase Agreement.

Section 10. Equal Treatment of Holder.

No consideration (including any modification of this Note) shall be offered or paid to any Person (as such term is defined in the Purchase Agreement) to amend or consent to a waiver, or modification of any provision hereof unless the same consideration is also offered to all Holders. Further, subject to Section 4(c), the Company shall not make any payment of principal or interest on the Notes in amounts which are disproportionate to the respective principal amounts outstanding on the Notes at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Holder by the Company and negotiated separately by each Holder and is intended for the Company to treat the Holders as a class and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase or disposition of the Notes or otherwise.

Section 11. Usury.

To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by any Holder in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Holder with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Holder to the unpaid principal amount of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Holder’s election.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

SINGLEPOINT, INC.

By:
Name:	Wil Ralston
Title:	Chief Executive Officer

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EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert $_________________principal amount of the Note (defined below) together with $________________ of accrued and unpaid interest thereon, totaling $_____________ into that number of shares of Common Stock to be issued pursuant to the conversion of such outstanding amount under the Note (“Common Stock”) as set forth below, of SinglePoint, Inc., a Nevada corporation (the “Company”), according to the conditions of the 12% original issue discount convertible note of the Company dated April 26, 2024 (the “Note”; capitalized terms used and not defined herein having the meanings therein provided), as of the date written below.  No fee will be charged to the Holder for such Conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

☐

The Company shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal At Custodian system (“DWAC Transfer”).

Name of DTC Prime Broker:
Account Number:

☐

The undersigned hereby requests that the Company issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name: Address:

Date of Conversion:	$
Applicable Conversion Price:
Number of Shares of Common Stock to be issued upon the Conversion of the above Conversion Amount:
Amount of Principal Balance Due remaining under the Note after this Conversion:
Accrued and unpaid interest remaining:

[  ]

By:
Name:
Title:

Date:

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